EXHIBIT 99.1

P&F INDUSTRIES ACQUIRES HY-TECH MACHINE, INC.

MELVILLE, N.Y. — February 14, 2007 — P&F Industries, Inc. (“P&F” or the “Company”) (Nasdaq NM: PFIN) today announced that, through a newly-formed subsidiary, it has acquired substantially all of the assets comprising the business of Hy-Tech Machine, Inc., a Pennsylvania corporation engaged in the manufacture and distribution of pneumatic tools and parts for industrial applications (“Hy-Tech”). In addition, the Company acquired substantially all of the assets of Quality Gear & Machine, Inc., an entity related to Hy-Tech and a supplier of component parts to Hy-Tech and others. The aggregate purchase price for these two businesses consisted of $16.9 million in cash, the assumption of certain payables and liabilities and the obligation to make certain contingent payments. The Company also acquired certain real estate from HTM Associates, an entity related to Hy-Tech, for $2.2 million in cash. This acquisition will be immediately accretive to earnings.

The newly-acquired business is headquartered in Cranberry Township, Pennsylvania, and maintains a component manufacturing operation in Punxsutawney, Pennsylvania. Hy-Tech had approximately 100 employees and $14 million in revenues in 2005. Certain members of management and other employees of Hy-Tech will remain active in the operations of the business.

Richard Horowitz, Chairman, President and Chief Executive Officer of P&F, explained, “We are very excited about this strategic addition to the tool segment of our Company. This acquisition compliments our existing tool business by broadening our total product offering and strengthening our distribution channel presence”.

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Continental Tool Group, Inc., and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in P&F’s latest Annual Report filed with Securities and Exchange Commission under Form 10-K. P&F undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.

Joseph A. Molino, Jr., Chief Financial Officer	Jody Burfening, Investor Relations
631-694-9800	212-838-3777